                                                                      EXHIBIT 11
                                                                      ----------

                            ABERCROMBIE & FITCH CO.

                       COMPUTATION OF PER SHARE EARNINGS

                     (Thousands except per share amounts)

                                                         Thirteen Weeks Ended
                                                       ------------------------
                                                         May 3,        May 4,
                                                          1997          1996
                                                       ----------    ----------
     Net income                                             $565         ($199)
                                                       ==========    ==========

     Common shares outstanding:

     Weighted average                                     51,050        43,000

     Dilutive effect of stock options                         46             -

     Weighted average treasury shares                        (28)            -
                                                       ----------    ----------

     Weighted average used to calculate
       net income per share                               51,068        43,000
                                                       ==========    ==========

     Net income per share                                   $.01             -
                                                       ==========    ==========